Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

March 22, 2019

ViewRay, Inc.

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

Re:	ViewRay, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of ViewRay, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 3,853,280 shares (the “EIAP Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Company’s 2015 Equity Incentive Award Plan (the “EIAP”) and up to 963,320 shares (the “ESPP Shares,” and together with the EIAP Shares, the “Shares”) of the Company’s Common Stock issuable pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “ESPP,” and together with the EIAP, the “Plans”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plans and such other documents, corporate records, certificates of officers of the Company and of public officials and other documents as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. We have assumed without independent investigation that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify, or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor in accordance with the terms set forth in the relevant Plan, will be validly issued, fully paid and non-assessable.

ViewRay, Inc.

March 22, 2019

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (“DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretation thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP